Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Sunset Financial Resources, Inc. for the registration of 14,415,530 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2005, with respect to the consolidated financial statements and schedule as of December 31, 2004, and for the year ended December 31, 2004 and the period beginning October 6, 2003 and ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Jacksonville, Florida

October 3, 2006